Exhibit 99.1

NEWS RELEASE
Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN REPORTS 2014 SECOND QUARTER RESULTS

Second Quarter 2014 Highlights:
•Record net sales of $459 million
•Diluted earnings per share $0.60, $0.59 from continuing operations
•Distribution net sales increased 12.6% to a record $304 million
•Organic sales per sales day* growth of 3.1% at Distribution
•Aerospace operating profit margin of 17.2%
•First half 2014 Adjusted EBITDA increased 9.0% to $65.7 million

BLOOMFIELD, Connecticut (August 4, 2014) - Kaman Corp. (NYSE:KAMN) today reported financial results for the second quarter ended June 27, 2014.

Table 1. Summary of Financial Results
In thousands except per share amounts	For the three months ended
	June 27, 2014	June 28, 2013	Change
Net sales from continuing operations:
Distribution	$304,186	$270,233	$33,953
Aerospace	154,903	161,492	(6,589)
Net sales	$459,089	$431,725	$27,364

Operating income from continuing operations:
Distribution	$15,419	$13,669	$1,750
Aerospace	26,681	28,678	(1,997)
Net loss on sale of assets	(57)	(21)	(36)
Corporate expense	(14,356)	(11,309)	(3,047)
Operating income	$27,687	$31,017	$(3,330)

Adjusted EBITDA*:
Distribution	$18,785	$16,535	$2,250
Aerospace	30,663	32,405	(1,742)
Net loss on sale of assets	(57)	(21)	(36)
Corporate expense	(12,847)	(10,010)	(2,837)
Adjusted EBITDA	$36,544	$38,909	$(2,365)

Diluted earnings per share from continuing operations	$0.59	$0.67	$(0.08)

Neal J. Keating, Chairman, President and Chief Executive Officer, stated, "Significant improvement at Distribution and strong operating profit performance at Aerospace enabled us to achieve diluted earnings per share from continuing operations of $0.59 for the quarter. Our first half performance of $1.00 of earnings per diluted share positions us well to meet our full year outlook.

Distribution sales grew 12.6% for the second quarter, with organic sales per sales day increasing 3.1%, our third straight quarter of organic sales growth. The sequential improvement in organic sales and the performance of the newly acquired B.W. Rogers drove Distribution to achieve a 5.1% operating margin. We are very pleased with the results for B.W. Rogers for the quarter and we expect to continue to realize accretive operating performance from this important acquisition. We have met our targeted expansion of our sales force and expect this initiative to meaningfully contribute toward Distribution's future growth.

Aerospace results for the second quarter benefited from the diversity of our programs, delivering strong operating margin of 17.2%. The New Zealand program continues its strong performance, as we near delivery of the first aircraft in the fourth quarter. We recently received additional orders for our JPF and we are pleased with the contribution of bearing product sales which helped us to deliver this excellent result.

As we move into the third quarter, it is important to note that our team successfully accomplished a number of significant milestones during the first half of the year. The new Aerospace facilities in Germany and the U.K. will allow us to increase our capacity and drive efficiency, enabling us to capitalize on anticipated market opportunities. At Distribution, we recently executed the first phase of the implementation of our new ERP system. This achievement is a critical first step towards full implementation and we expect to see increased efficiencies as we continue the implementation of the ERP across the rest of Distribution."

Distribution Segment

Table 2. Summary of Distribution Segment Information (in thousands)
	For the three months ended			For the six months ended
	June 27, 2014	June 28, 2013	Change	June 27, 2014	June 28, 2013	Change
Net sales	$304,186	$270,233	$33,953	$569,056	$527,401	$41,655
Operating income	$15,419	$13,669	$1,750	$26,554	$18,299	$8,255
% of sales	5.1%	5.1%	—	4.7%	3.5%	1.2%

The increase in sales in the second quarter resulted from $25.7 million in sales from acquisitions and an increase of $8.3 million in organic sales, (sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition). (See Table 6 for additional details regarding the Segment's sales per sales day* performance.)

The increase in operating income in the second quarter was driven primarily by acquisitions. This increase was partially offset by a decline in organic operating income due to higher SG&A expenses, primarily related to costs associated with our sales force expansion and an increase in incentive compensation due to improved performance.

Aerospace Segment

Table 3. Summary of Aerospace Segment Information (in thousands)
	For the three months ended			For the six months ended
	June 27, 2014	June 28, 2013	Change	June 27, 2014	June 28, 2013	Change
Net sales	$154,903	$161,492	$(6,589)	$303,965	$292,399	$11,566
Operating income	$26,681	$28,678	$(1,997)	$48,702	$49,589	$(887)
% of sales	17.2%	17.8%	(0.6)%	16.0%	17.0%	(1.0)%

Sales for the second quarter decreased due to a reduction in shipments on our Sikorsky BLACK HAWK helicopter program, reduced deliveries of the JPF to foreign militaries, lower military bearing product sales and decreased volume for our Egypt SH-2G(E) upgrade program. These decreases were partially offset by work performed on our SH-2G(I) contract with New Zealand, increased shipments of the JPF to the U.S. Government and increased volume for our commercial bearing products.

Operating margin in the second quarter was lower than the prior year primarily due to reduced gross profit from lower sales of bearings products and JPF program sales mix. These decreases were partially offset by work performed on our SH-2G(I) contract with New Zealand.

Outlook

We are raising the low end of the sales and operating income range for Distribution from $1,180 million to $1,190 million and 4.7% to 4.8%, respectively. This reflects the improved performance we have seen in our base business and the acquired assets of B.W. Rogers. At Aerospace, we are maintaining our sales expectations for the year; however, we have lowered the top end of our range for operating income from 17.0% to 16.7%. The reduction in the range is due to a shift in the anticipated product mix for the year. Finally, we have increased our Free Cash Flow* expectations for the year, largely reflecting lower than expected capital expenditures. Our updated outlook for 2014 is as follows:

•	Distribution:

◦	Sales of $1,190 million to $1,220 million

◦	Operating margins of 4.8% to 5.2%

•	Aerospace:

◦	Sales of $640 million to $660 million

◦	Operating margins of 16.5% to 16.7%

•	Interest expense of approximately $13.5 million

•	Corporate expenses of approximately $52 million

•	Estimated annualized tax rate of approximately 35%

•	Depreciation and amortization expense of approximately $38 million

•	Capital expenditures of $30 million to $35 million

•	Free cash flow* in the range of $50 million to $55 million

Chief Financial Officer, Robert D. Starr, commented, "Sales for the quarter totaled $459 million, up 6.3% from the prior year, driven by top line growth of 12.6% at Distribution. Adjusted EBITDA* margin in the quarter was at 8.0%, or $36.5 million. The Adjusted EBITDA* margin was lower than last year, which benefited from several non-recurring retrofit sales of our high margin aerospace bearing products and a higher level of direct commercial sales of the JPF. Through six months, our Adjusted EBITDA* was $65.7 million, an increase of 9.0% over the prior year.

At Aerospace, performance from bearing product lines, the New Zealand SH-2G(I) and JPF programs continued to drive operating profit for the segment. Sales of our bearing products were solid despite facing a tough comparison to the prior year, which benefited from non-recurring retrofit orders. The New Zealand program contributed nicely to both sales and earnings, while JPF performance was aided by higher margin direct commercial sales.

Improved performance at Distribution was achieved despite costs associated with additional sales force resources added during the first half of the year, acquisition and integration costs of B.W. Rogers and continued headwinds from our Mexico operations. We expect negative margin pressure in 2014 from our expansion of the sales force at Distribution, but believe that this will be more than offset by the contribution of B.W. Rogers and other margin improvement initiatives.

Free Cash Flow* improved by $28.4 million over the prior year, demonstrating our commitment to improved cash flow generation, while corporate expenses through the first half of the year are in line with our expectations. Our revised segment level forecasts, combined with the balance of the outlook, results in expected 2014 net earnings remaining unchanged. Based on the cadence of certain Aerospace programs we expect to record approximately one third of the full year net earnings in the fourth quarter. Further, we have raised our expectations for Free Cash Flow* to reflect reduced capital expenditure levels."

Please see the MD&A section of the Company's SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on our results and various company programs.

A conference call has been scheduled for tomorrow, August 5, 2014, at 8:30 AM ET. Listeners may access the call live by telephone at (877) 703-6103 and from outside the U.S. at (857) 244-7302; (passcode: 39492310); or, via the Internet at www.kaman.com. A replay will also be available two hours after the call and can be accessed at (888) 286-8010 or (617) 801-6888 using the passcode: 62270654. In its discussion, management may include certain non-GAAP measures related to company performance. If so, a reconciliation of that information to GAAP, if not provided in this release, will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Table 4. Summary of Segment Information (in thousands)
	For the three months ended		For the six months ended
	June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013
Net sales:
Distribution	$304,186	$270,233	$569,056	$527,401
Aerospace	154,903	161,492	303,965	292,399
Net sales	$459,089	$431,725	$873,021	$819,800

Operating income:
Distribution	$15,419	$13,669	$26,554	$18,299
Aerospace	26,681	28,678	48,702	49,589
Net gain (loss) on sale of assets	(57)	(21)	(168)	(100)
Corporate expense	(14,356)	(11,309)	(26,412)	(23,004)
Operating income	$27,687	$31,017	$48,676	$44,784

Depreciation and Amortization:
Distribution
Depreciation	$1,461	$1,397	$2,827	$2,777
Amortization	1,905	1,469	3,524	2,960
Total	$3,366	$2,866	$6,351	$5,737
Aerospace
Depreciation	$3,131	$2,920	$6,082	$5,753
Amortization	851	807	1,684	1,614
Total	$3,982	$3,727	$7,766	$7,367
Corporate
Depreciation	$1,115	$914	$2,166	$1,654
Amortization	394	385	786	770
Total	$1,509	$1,299	$2,952	$2,424

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures indicated by an asterisk (*) used in this release or in other disclosures provide important perspectives into the Company's ongoing business performance. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the non-GAAP measures used in this report and other disclosures as follows:

Adjusted EBITDA - Adjusted EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is calculated on our consolidated results as well as the results of our reportable segments. Adjusted EBITDA differs from Segment Operating Income, as calculated in accordance with GAAP, in that it excludes depreciation and amortization. We have made numerous investments in our business, such as acquisitions and increased capital expenditures, including facility improvements, new machinery and equipment, improvements to our information technology infrastructure and new ERP systems. Management believes Adjusted EBITDA provides an additional perspective on the operating results of the organization and earnings capacity and helps improve the comparability of our results between periods by eliminating the impact of non-cash depreciation and amortization expense. Adjusted EBITDA does not give effect to cash used for debt service requirements and thus does not reflect available funds for distributions, reinvestment or other discretionary uses. Adjusted EBITDA is not presented as an alternative measure of operating results or cash flows from operations, as determined in accordance with GAAP. No other adjustments were made during the three-month and six-month periods ended June 27, 2014 and June 28, 2013.

Table 5. Adjusted EBITDA (in thousands)
	For the three months ended		For the six months ended
	June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013
Adjusted EBITDA
Distribution
Operating Income	$15,419	$13,669	$26,554	$18,299
Depreciation and Amortization	3,366	2,866	6,351	5,737
Adjusted EBITDA	$18,785	$16,535	$32,905	$24,036

Aerospace
Operating Income	$26,681	$28,678	$48,702	$49,589
Depreciation and Amortization	3,982	3,727	7,766	7,367
Adjusted EBITDA	$30,663	$32,405	$56,468	$56,956

Corporate expense
Operating expense	$(14,356)	$(11,309)	$(26,412)	$(23,004)
Depreciation and Amortization	1,509	1,299	2,952	2,424
Adjusted EBITDA	$(12,847)	$(10,010)	$(23,460)	$(20,580)

Net (loss) gain on sale of assets	(57)	(21)	(168)	(100)
Total Adjusted EBITDA	$36,544	$38,909	$65,745	$60,312

Organic Sales per Sales Day - Organic sales per sales day is defined as GAAP net sales of the Distribution segment less sales derived from acquisitions, divided by the number of sales days in a given period. Sales days are essentially days that the Company's branch locations are open for business and exclude weekends and holidays.Management believes organic sales per sales day provides an important perspective on how net sales may be impacted by the number of days the segment is open for business and provides a basis for comparing periods in which the number of sales days differ.

The following table illustrates the calculation of organic sales per sales day using “Net sales: Distribution” from the “Segment and Geographic Information” footnote in the “Notes to Condensed Consolidated Financial Statements” from the Company's Form 10-Q filed with the Securities and Exchange Commission on August 4, 2014. Sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition. Prior period information is adjusted to reflect acquisition sales for that period as organic sales when calculating organic sales per sales day.

Table 6. Distribution - Organic Sales Per Sales Day (in thousands, except days)
		For the three months ended		For the six months ended
		June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013
Current period
Net sales: Distribution		$304,186	$270,233	$569,056	$527,401
Acquisition sales		25,670	25,163	32,536	48,373
Organic sales		$278,516	$245,070	$536,520	$479,028
Sales days		64	64	126	127
Organic sales per sales day for the current period	a	$4,352	$3,829	$4,258	$3,772

Prior period
Net sales from the prior year		$270,233	$252,862	$527,401	$505,497
Sales days from the prior year		64	64	127	128
Organic sales per sales day from the prior year	b	$4,222	$3,951	$4,153	$3,949

% change in organic sales per sales day	(a-b)÷b	3.1%	(3.1)%	2.5%	(4.5)%

Free Cash Flow - Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment.” Management believes free cash flow provides an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. The following table illustrates the calculation of free cash flow using “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the Consolidated Statements of Cash Flows included in this release.

Table 7. Free Cash Flow (in thousands)
	For the Six Months Ended	For the Six Months Ended	For the Six Months Ended
	June 27, 2014	June 28, 2013	2014 vs. 2013
Net cash provided by (used in) operating activities	$11,763	$(13,407)	$25,170
Expenditures for property, plant & equipment	(18,058)	(21,267)	3,209
Free Cash Flow	$(6,295)	$(34,674)	$28,379

Table 8. Free Cash Flow - 2014 Outlook (in millions)	2014 Outlook

Free Cash Flow:
Net cash provided by operating activities	$80.0	to	$90.0
Expenditures for property, plant and equipment	30.0	to	35.0
Free Cash Flow	$50.0	to	$55.0

Debt to Capitalization Ratio - Debt to capitalization ratio is calculated by dividing debt by capitalization. Debt is defined as GAAP “Notes payable” plus “Current portion of long-term debt” plus “Long-term debt, excluding current portion”. Capitalization is defined as Debt plus GAAP “Total shareholders' equity”. Management believes that debt to capitalization is a measurement of financial leverage and provides an insight into the financial structure of the Company and its financial strength. The following table illustrates the calculation of debt to capitalization using GAAP measures from the condensed consolidated balance sheets included in this release.

Table 9. Debt to Capitalization (in thousands)
	June 27, 2014	December 31, 2013
Notes payable	$—	$559
Current portion of long-term debt	12,500	10,000
Long-term debt, excluding current portion	350,374	264,655
Debt	362,874	275,214
Total shareholders' equity	540,625	511,292
Capitalization	$903,499	$786,506
Debt to capitalization	40.2%	35.0%

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service locations and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.

FORWARD-LOOKING STATEMENTS

This report contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "would," "could," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the company's actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others: (i) changes in domestic and foreign economic and competitive conditions in markets served by the company, particularly the defense, commercial aviation and industrial production markets; (ii) changes in government and customer priorities and requirements (including cost-cutting initiatives, government and customer shut-downs, the potential deferral of awards, terminations or reductions of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional actions or automatic sequestration); (iii) changes in geopolitical conditions in countries where the company does or intends to do business; (iv) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; (v) the existence of standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; (vi) the conclusion to government inquiries or investigations regarding government programs, including the resolution of the Wichita subpoena matter; (vii) risks and uncertainties associated with the successful implementation and ramp up of significant new programs; (viii) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; (ix) the receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; (x) the continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory; (xi) the accuracy of current cost estimates associated with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; (xii) the profitable integration of acquired businesses into the company's operations; (xiii) the ability to implement our ERP systems in a cost-effective and efficient manner, limiting disruption to our business, and to capture their planned benefits while maintaining an adequate internal control environment; (xiv) changes in supplier sales or vendor incentive policies; (xv) the effects of price increases or decreases; (xvi) the effects of pension regulations, pension plan assumptions, pension plan asset performance and future contributions; (xvii) future levels of indebtedness and capital expenditures; (xviii) the continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; (xix) the effects of currency exchange rates and foreign competition on future operations; (xx) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; (xxi) future repurchases and/or issuances of common stock and (xxii) other risks and uncertainties set forth in our 2013 Form 10-K.

Any forward-looking information provided in this report should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this report.
###
Contact: Eric Remington
V.P., Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts) (unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 27, 2014	June 28, 2013	June 27, 2014	June 28, 2013
Net sales	$459,089	$431,725	$873,021	$819,800
Cost of sales	329,755	310,468	628,826	588,277
Gross profit	129,334	121,257	244,195	231,523
Selling, general and administrative expenses	101,590	90,219	195,351	186,639
Net loss on sale of assets	57	21	168	100
Operating income	27,687	31,017	48,676	44,784
Interest expense, net	3,297	3,163	6,406	6,231
Other expense, net	297	58	499	389
Earnings from continuing operations before income taxes	24,093	27,796	41,771	38,164
Income tax expense	7,899	9,904	14,120	13,118
Earnings from continuing operations	16,194	17,892	27,651	25,046
Earnings from discontinued operations, net of taxes	379	—	379	—
Net earnings	$16,573	$17,892	$28,030	$25,046

Earnings per share:
Basic earnings per share from continuing operations	$0.60	$0.67	$1.03	$0.94
Basic earnings per share from discontinued operations	0.01	—	0.01	—
Basic earnings per share	$0.61	$0.67	$1.04	$0.94

Diluted earnings per share from continuing operations	$0.59	$0.67	$1.00	$0.93
Diluted earnings per share from discontinued operations	0.01	—	0.01	—
Diluted earnings per share	$0.60	$0.67	$1.01	$0.93
Average shares outstanding:
Basic	27,039	26,734	26,981	26,696
Diluted	27,844	26,899	27,717	26,977
Dividends declared per share	$0.16	$0.16	$0.32	$0.32

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (unaudited)

	June 27, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$11,676	$10,384
Accounts receivable, net	256,121	205,873
Inventories	390,556	390,495
Deferred income taxes	29,492	30,128
Income tax refunds receivable	311	2,297
Other current assets	27,266	26,028
Total current assets	715,422	665,205
Property, plant and equipment, net of accumulated depreciation of $178,396 and $167,282, respectively	153,152	148,508
Goodwill	243,841	203,923
Other intangible assets, net	101,924	89,449
Deferred income taxes	7,876	10,287
Other assets	23,358	23,259
Total assets	$1,245,573	$1,140,631
Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$—	$559
Current portion of long-term debt	12,500	10,000
Accounts payable – trade	125,422	119,482
Accrued salaries and wages	36,290	33,677
Advances on contracts	3,487	9,470
Other accruals and payables	54,418	54,095
Income taxes payable	839	673
Total current liabilities	232,956	227,956
Long-term debt, excluding current portion	350,374	264,655
Deferred income taxes	3,945	3,855
Underfunded pension	75,608	85,835
Other long-term liabilities	42,065	47,038
Commitments and contingencies
Shareholders' equity:
Preferred stock, $1 par value, 200,000 shares authorized; none outstanding	—	—
Common stock, $1 par value, 50,000,000 shares authorized; voting; 27,456,596 and 27,189,922 shares issued, respectively	27,457	27,190
Additional paid-in capital	141,865	133,517
Retained earnings	458,819	439,441
Accumulated other comprehensive income (loss)	(78,255)	(81,121)
Less 371,451 and 330,487 shares of common stock, respectively, held in treasury, at cost	(9,261)	(7,735)
Total shareholders’ equity	540,625	511,292
Total liabilities and shareholders’ equity	$1,245,573	$1,140,631

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the Six Months Ended
	June 27, 2014	June 28, 2013
Cash flows from operating activities:
Earnings from continuing operations	$27,651	$25,046
Adjustments to reconcile earnings from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	17,069	15,528
Accretion of convertible notes discount	953	905
Provision for doubtful accounts	604	734
Net loss on sale of assets	168	100
Net loss on derivative instruments	289	203
Stock compensation expense	3,293	3,065
Excess tax benefit from share-based compensation arrangements	(732)	(293)
Deferred income taxes	2,204	68
Changes in assets and liabilities, excluding effects of acquisitions/divestitures:
Accounts receivable	(37,069)	(45,274)
Inventories	10,071	(16,165)
Income tax refunds receivable	1,990	—
Other current assets	(27)	25
Accounts payable - trade	(719)	3,800
Accrued contract losses	(1,253)	228
Advances on contracts	(5,984)	10,887
Other accruals and payables	4,834	(5,595)
Income taxes payable	174	(2,768)
Pension liabilities	(8,332)	(2,252)
Other long-term liabilities	(3,421)	(1,649)
Net cash provided by (used in) operating activities of continuing operations	11,763	(13,407)
Net cash provided by operating activities of discontinued operations	379	—
Net cash provided by (used in) operating activities	12,142	(13,407)
Cash flows from investing activities:
Proceeds from sale of assets	68	83
Expenditures for property, plant & equipment	(18,058)	(21,267)
Acquisition of businesses	(75,518)	(5,178)
Other, net	(1,049)	(598)
Cash used in investing activities of continuing operations	(94,557)	(26,960)
Cash used in investing activities of discontinued operations	—	—
Cash used in investing activities	(94,557)	(26,960)
Cash flows from financing activities:
Net borrowings under revolving credit agreements	88,541	39,753
Debt repayment	(2,500)	(5,000)
Net change in book overdraft	1,676	4,093
Proceeds from exercise of employee stock awards	4,639	2,654
Purchase of treasury shares	(843)	(644)
Dividends paid	(8,616)	(8,526)
Other	—	(51)
Windfall tax benefit	732	293
Cash provided by financing activities of continuing operations	83,629	32,572
Cash provided by financing activities of discontinued operations	—	—
Cash provided by financing activities	83,629	32,572
Net increase (decrease) in cash and cash equivalents	1,214	(7,795)
Effect of exchange rate changes on cash and cash equivalents	78	(91)
Cash and cash equivalents at beginning of period	10,384	16,593
Cash and cash equivalents at end of period	$11,676	$8,707